EXHIBIT 99.1

Data I/O Announces Closing of $9 Million Investment

Redmond, WA, June 17, 2026 – Data I/O Corporation (NASDAQ: DAIO) (the “Company”), the leading global provider of data provisioning solutions for flash memory, microcontrollers and security ICs, today announced the closing of its previously announced definitive securities purchase agreement with two institutional investors for aggregate gross proceeds of $9 million, before placement agent fees and offering expenses. The financing includes the issuance of common stock and warrants, and a convertible debenture.

Pursuant to the terms of the securities purchase agreement, the Company issued 869,840 shares of common stock, convertible debentures in the aggregate principal amount of approximately $6.8 million and warrants to purchase up to 1,080,000 shares of common stock for an aggregate purchase price of $9 million. The warrants have an exercise price of $3.00 per share and will be exercisable for five (5) years following the date of issuance.

The unsecured convertible debentures will be issued in the principal amount of approximately $6.8 million. The convertible debentures will bear interest, payable in cash or in Series B preferred stock at the discretion of the Company, at a rate of 4.0% per annum and will mature on the fifth anniversary of its date of issuance, unless repaid or converted earlier. The principal amount of the convertible debentures will be convertible into Series B preferred stock of the Company. The Series B preferred stock is non-voting and is convertible into the Company’s common stock at an initial conversion price of $2.50 per share. The convertible debentures will automatically convert into the Company’s Series B preferred stock upon receipt of approval by the Company’s stockholders at an upcoming shareholders meeting (“Stockholder Approval”) pursuant to Nasdaq rules. Certain restrictions on exercise of the warrants will cease following receipt of Stockholder Approval.

Data I/O intends to use the net proceeds from the investments for additional working capital, general corporate purposes and future potential strategic acquisitions to accelerate the growth and technological innovation of The New Data I/O.

Ladenburg Thalmann & Co. is serving as exclusive placement agent for the investments. Benchmark, a StoneX company, is serving as financial advisor to the Company.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Data I/O Corporation has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock to be issued in the transaction as well as the common stock issuable upon the exercise of the Warrants and upon conversion of the Preferred Stock.

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

1

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls, and other electronics devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively, bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers. For more information, please visit www.dataio.com.

Safe Harbor/Forward Looking Statements and Disclosure Information

The Company cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Such forward-looking include, but are not limited to, the anticipated use of proceeds of the financing, the ability to receive shareholder approval regarding the size of the financing, and the registration for resale of the securities being issued and sold in the financing. These statements are based on the Company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company's business, including, without limitation, market, market risks and other market conditions; and financing contingencies/shareholder approval.

Factors that may impact the Company’s operations and finances include uncertainties as to the ability to record revenues based upon the timing of product deliveries, market acceptance of Edge AI, shipping availability, installations and acceptance, accrual of expenses, coronavirus or other business interruptions, changes in economic conditions, part shortages, business disruptions and other risks including those described in the Company’s 10-K, 10-Q and other periodic filings with the Securities and Exchange Commission (SEC), press releases and other communications.

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

2

Data I/O may use its website (www.dataio.com) and investor relations page (www.dataio.com/Company/Investor-Relations), its X account (@DataIO_Company), and its LinkedIn page (linkedin.com/company/data-io) to disclose material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors and other interested parties should monitor these sites, in addition to following Data I/O’s press releases, Securities and Exchange Commission (SEC) filings, public conference calls and public presentations/webcasts.

Media Contact

Data I/O Corporation

Jennifer Higgins

Director Corporate Marketing

higginj@dataio.com

+1-425-867-6922

Investor Contact

Darrow Associates, Inc.

Jordan Darrow

jdarrow@darrowir.com

631-766-4528

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

3